Exhibit 99.1

Armstrong World Industries Announces Quarterly Dividend

LANCASTER, Pa., July 24, 2024 – Armstrong World Industries, Inc. (NYSE:AWI), a leader in the design, innovation and manufacture of ceiling and wall solutions, announced today that its Board of Directors has declared a cash dividend of $0.28 per share of common stock. The dividend will be paid on August 22, 2024, to stockholders of record as of the close of business on August 8, 2024.

The declaration and payment of future dividends and capital allocations will be at the discretion of the Board of Directors and will be dependent upon, among other things, the company's financial position, results of operations and cash flow.

About Armstrong

Armstrong World Industries, Inc. (AWI) is a leader in the design and manufacture of innovative ceiling and wall system solutions in the Americas. With $1.3 billion in revenue in 2023, AWI has approximately 3,500 employees and a manufacturing network of 19 facilities, plus seven facilities dedicated to its WAVE joint venture. For over 160 years, Armstrong has pursued innovation and manufacturing excellence to deliver products and services to our customers that can transform how people design, build and experience spaces with aesthetics, acoustics, well-being and sustainability in mind.

Contact
Theresa Womble, tlwomble@armstrongceilings.com or (717) 396-6354